As filed with the Securities and Exchange Commission on November 8, 2021

Registration No. 333-96065

Registration No. 333-198779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-96065

FORM S-3 REGISTRATION STATEMENT NO. 333-198779

UNDER

THE SECURITIES ACT OF 1933

QAD INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0105228
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

100 Innovation Place

Santa Barbara, California 93108

(805) 566-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road

Suite 400

Wilmington, DE 19808
800-222-2122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

Craig Miller Veronica Lah Manatt, Phelps & Phillips, LLP One Embarcadero Center 30th Floor San Francisco, CA 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by QAD Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-96065) filed by the Company with the U.S. Securities and Exchange Commission on February 3, 2000 and the Registration Statement on Form S-3 (Registration Number 333-198779) filed by the Company with the U.S. Securities and Exchange Commission on September 16, 2014 (collectively, the “Registration Statements”) pertaining to the registration of the securities described in the applicable Registration Statements.

On June 27, 2021, QAD Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Quick Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”), Project Quick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are entities that are affiliated with Thoma Bravo, L.P., (“Thoma Bravo”) a private equity investment firm. The Merger became effective on November 5, 2021 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the Merger, and subject to certain exceptions described in the Merger Agreement, each outstanding share of the Company’s common stock and each outstanding equity incentive was converted into the right to receive a cash payment.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, California on this 8th day of November, 2021.

QAD INC.

By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.